Exhibit 99.1

TO CONTACT MANAGEMENT:
J. Cameron Coburn	Betty V. Norris
Chairman, President & CEO	SVP & Chief Financial Officer
Tel: 910-509-3901	Tel: 910-509-3914
Email: ccoburn@capefearbank.com	Email: bnorris@capefearbank.com

CAPE FEAR BANK CORP. REPORTS FISCAL YEAR 2006 EPS OF $0.61 PER DILUTED SHARE, UP 32.6 PERCENT

WILMINGTON, NC – February 7, 2007 — Cape Fear Bank Corporation (NASDAQ: CAPE) today reported net income for the fiscal year 2006 of $2.3 million compared with $1.7 million for the fiscal year 2005, an increase of 35.1 percent. Diluted earnings per share were $0.61 compared with $0.46 for the prior year, an increase of 32.6 percent. Performance reflects a strong growth in average earning assets, tempered by margin pressures and expenses associated with branch expansion.

For the fourth quarter of 2006, the Company reported net income of $588,000 compared with $637,000 for the fourth quarter of 2005, a decrease of 7.7 percent. Diluted earnings per share were $0.16, down $0.01 from the prior-year quarter, or 5.9 percent. Earnings were impacted by growth in branch and administrative services facilities, along with personnel increases to support the expansion initiatives.

Cameron Coburn, Chairman, President and CEO, commented, “2006 marked another year of solid earnings, driven by double-digit loan and deposit growth. This year we embarked on several initiatives to enhance our presence within our region, including the addition of two new full-service banking offices. The Surf City branch marked our second location in Pender County, serving the growing residential and vacation-home communities in that area. The Waterford branch represents our expansion into a new market, Brunswick County. This county is experiencing exceptional population and economic growth; it presents our bank with outstanding opportunities to grow our loan and deposit base. We also changed our name to Cape Fear Bank to reflect our growing presence in the broader market of the Cape Fear Region.”

Total revenue, comprised of net interest income and non-interest income, was $14.0 million for fiscal year 2006, an increase of 35.2 percent over the $10.3 million reported for the prior year. Net interest income for the current 12-month period increased 38.7 percent over 2005 to $12.9 million, primarily due to a 47.1 percent growth in average earning assets partially offset by a 20 basis point decline in the net interest margin to 3.34 percent. Non-interest income was $1.1 million, a 4.3 percent increase over the 2005 period. Excluding non-recurring net losses of $59,000 for 2006 and $10,000 for 2005 from the sale of securities, fiscal year 2006 non-interest income rose 9.0 percent. Mr. Coburn commented, “Strong loan production has supported net interest income growth, more than offsetting the 20 basis point decline in our margin year-over-year. Although loan growth has slowed from the robust pace of 2005, we have experienced increases in our core deposits through our branching efforts.”

Revenue for the fourth quarter of 2006 was $3.5 million compared with $3.1 million for the fourth quarter of 2005, an increase of 14.4 percent. Net interest income increased 17.5 percent to $3.3 million from the prior-year fourth quarter, derived from a combination of strong growth in average earning assets, offset by a decline in net interest margin. The mix of earning assets shifted to include higher levels of investment securities in the fourth quarter, primarily from a slowdown in fourth quarter construction loan growth. Non-interest income was $248,000 in the current quarter, compared with $292,000 for the prior-year fourth quarter, down 15.1 percent. Excluding non-recurring net losses of $41,000 for fourth quarter 2006 and $12,000 for fourth quarter 2005 from the sale of securities, non-interest income decreased 4.9 percent from the year-earlier quarter.

Non-interest expense for the fiscal year 2006 was $9.3 million, an increase of 46.1 percent over the 2005 period. Expansion-related expenses accounted for the majority of the $2.9 million increase, with salaries and benefits, up $1.5 million or 43.9 percent, representing 51.3 percent of the increase. The Company added 28 employees over the course of 2006, bringing the total to 90 FTE, a 45.2 percent increase over 2005; this includes back office support staff as well as staffing for the two branches opened in 2006. Mr. Coburn added, “We do not anticipate any major support staff increases for 2007. We have strengthened our infrastructure this past year, and we are well positioned for additional growth.” Other expenses grew $876,000 or 44.6 percent, reflecting costs associated with expenses related to branch expansion, the name change, higher costs of regulation, and additional growth-related processing costs, which included a $91,000 non-recurring charge. The expansion costs had an impact on the efficiency ratio, which rose to 66.66 percent for 2006 compared with 61.67 percent for the prior fiscal year.

The Bank continues to maintain a sound loan portfolio with low levels of non-performing assets. Net charge-offs for 2006 were $314,000 or 0.10 percent of average loans, compared with $95,000 or 0.04 percent for fiscal 2005. The increased charge-off activity in 2006 resulted from one large commercial loan relationship. “We manage our loan portfolio very conservatively,” added Coburn, “and our loan loss experience reflects our continuing monitoring of credit quality.” The $616,000 of foreclosed real estate has been written down to its net realizable value, and is currently under contract. Non-performing assets remained flat at $1.2 million, accounting for 0.27 percent of total assets at

December 31, 2006, compared with 0.34 percent twelve months ago. Loan loss reserves were $4.5 million, or 1.36 percent of total loans, at December 31, 2006; this compares with a reserve of $3.5 million at December 31, 2005, equivalent to 1.26 percent of year-end loans.

Approximately $450,000 of the increase in loan loss reserves throughout the year was related to the bank’s recognition of its increased concentration in construction and commercial real estate loans. “We have traditionally focused on residential construction and land loans at Cape Fear Bank, since that is an important driver in our economy,” Coburn explained. “It currently accounts for 45.9 percent of our loan portfolio. Population growth in our Wilmington MSA has been 2.3 times the national average for the past five years, and is forecasted to remain at that level for the next five years as well, so there will be a high level of demand for residential construction.”

Total assets were $424.9 million at December 31, 2006, an increase of $81.6 million, or 23.8 percent, from twelve months ago. Loans outstanding totaled $334.4 million, an increase of $56.0 million, or 20.1 percent, during the 2006 12-month period; 85.5% of the growth, or $47.9 million, was derived from increases in commercial real estate and construction loans. The majority of loan growth occurred in the first three quarters of 2006; fourth quarter loan growth moderated to $5.2 million, or 1.6 percent (6.4 percent annualized) compared to the third quarter of 2006, primarily from a lower level of construction loan growth than in earlier quarters.

Loan growth was funded primarily by a $69.5 million, or 24.5 percent, increase in deposits, to $353.6 million at December 31, 2006. Core deposits, including retail CDs, increased 1.3 percent or $2.5 million year-over-year; however, the mix shifted toward non-maturity funds (DDA, Savings, NOW and MM) which grew $21.6 million, or 33.7 percent, to $85.5 million, enabling Cape Fear Bank to reduce retail CDs by $19.1 million, or 15.6 percent, to $103.1 million. Growth was funded through wholesale deposits, which increased $67.0 million, or 68.5 percent. Mr. Coburn commented, “We are seeing good deposit growth in our branches, and the new branches should contribute increasingly in 2007. The combination of slower loan growth and growing branch deposits should contribute to a lower dependence on wholesale funding going forward.”

Shareholders’ equity at December 31, 2006 was $27.1 million, a twelve-month increase of $2.4 million, or 9.8 percent. The Company’s total risk-based capital ratio at year-end was 11.80 percent. Total shares outstanding at December 31, 2006 were 3,586,780. Mr. Coburn concluded, “2006 was an eventful year at Cape Fear Bank. We expect the name change will enhance our identity in the communities we serve, and the investments we made in bank infrastructure, staffing and branch expansion should provide additional growth and profit opportunities in our attractive franchise.”

About the Company

Cape Fear Bank (the “Bank”), formerly known as Bank of Wilmington, was established in 1998 as a community bank, developed and managed by local residents of the communities it serves, who are committed to improving the quality of their local banking experience. Cape Fear Bank Corporation, the parent company, was formed in June 2005. The Bank serves the southeastern North Carolina market area with five full-service banking offices, including two in New Hanover County, two in Pender County, and one in Brunswick County. The Company’s stock is listed on the NASDAQ Capital Market under the symbol CAPE.

Forward-Looking Statements

Statements in this news release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, expectations or beliefs about future events or results, and other statements that are not descriptions of historical facts, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in reports we file with the U. S. Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “forecasts,” “potential” or “continue,” or similar terms or the negative of these terms, or other statements concerning opinions or judgments of our management about future events. Factors that could influence the accuracy of those forward-looking statements include, but are not limited to, the financial success or changing strategies of our customers, customer acceptance of our services, products and fee structure, the competitive nature of the financial services industry and our ability to compete effectively against other financial institutions in our banking market, actions of government regulators, our ability to manage our growth and to underwrite increasing volumes of loans, the impact on our profits of increased staffing and expenses resulting from expansion; the level of market interest rates and our ability to manage our interest rate risk, weather and similar conditions, particularly the effect of hurricanes on our banking and operations facilities and on our customers and the coastal communities in which we do business, changes in general economic conditions and the real estate market in our banking market (particularly changes that affect our loan portfolio, the abilities of our borrowers to repay their loans, and the values of loan collateral), and other developments or changes in our business that we do not expect. Although our management believes that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

# # # #

CAPE FEAR BANK CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2006	2005	2006	2005
	(In thousands, except share and per share data)
INTEREST INCOME
Loans	$6,825	$4,781	$24,857	$14,728
Investment securities available for sale	799	508	2,816	1,453
Federal funds sold and interest-earning deposits	172	74	523	231

TOTAL INTEREST INCOME	7,796	5,363	28,196	16,412

INTEREST EXPENSE
Money market, NOW and savings deposits	537	225	1,681	619
Time deposits	3,515	1,947	11,800	5,702
Short-term borrowings	10	10	115	94
Long-term borrowings	447	384	1,706	698

TOTAL INTEREST EXPENSE	4,509	2,566	15,302	7,113

NET INTEREST INCOME	3,287	2,797	12,894	9,299

PROVISION FOR LOAN LOSSES	220	388	1,340	1,499

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	3,067	2,409	11,554	7,800

NON-INTEREST INCOME	248	292	1,093	1,048

NON INTEREST EXPENSE
Salaries and employee benefits	1,439	956	4,949	3,438
Occupancy and equipment	489	283	1,533	977
Other	649	555	2,842	1,966

TOTAL NON-INTEREST EXPENSE	2,577	1,794	9,324	6,381

INCOME BEFORE INCOME TAXES	738	907	3,323	2,467

INCOME TAXES	150	270	1,051	785

NET INCOME	$588	$637	$2,272	$1,682

NET INCOME PER COMMON SHARE
Basic	$0.16	$0.18	$0.63	$0.47

Diluted	$0.16	$0.17	$0.61	$0.46

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	3,586,780	3,586,518	3,586,641	3,586,361
Effect of dilutive stock options	131,537	92,034	122,595	85,258

Diluted	3,718,317	3,678,552	3,709,236	3,671,619

*	All per share and outstanding share data has been restated for the 5% stock dividend effective 6/30/06

CAPE FEAR BANK CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31, 2006 (Unaudited)	December 31, 2005*
	(In thousands, except share data)
ASSETS
Cash and due from banks	$7,209	$1,854
Interest earning deposits in other banks	1,639	5,419
Investment securities available for sale, at fair value	69,565	48,655
Time deposits in other banks	298	199

Loans	334,409	278,386
Allowance for loan losses	(4,536)	(3,510)

NET LOANS	329,873	274,876

Accrued interest receivable	2,195	1,645
Premises and equipment, net	2,954	1,845
Stock in Federal Home Loan Bank of Atlanta, at cost	2,081	1,394
Foreclosed real estate and repossessions	616	—
Bank owned life insurance	5,491	5,296
Other assets	2,964	2,144

TOTAL ASSETS
	$424,885	$343,327

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits
Demand	$33,066	$26,025
Savings	11,154	2,594
Money market and NOW	41,317	35,339
Time	268,080	220,176

TOTAL DEPOSITS	353,617	284,134

Short-term borrowings	3,000	—
Long-term borrowings	38,310	32,310
Accrued interest payable	745	457
Accrued expenses and other liabilities	2,161	1,791

TOTAL LIABILITIES	397,833	318,692

Shareholders’ Equity
Common stock, $3.50 par value, 12,500,000 shares authorized; 3,586,780 and 3,586,518 shares issued and outstanding at December 31, 2006 and December 31, 2005, respectively	12,554	11,956
Additional paid-in capital	12,739	11,052
Accumulated retained earnings	2,092	2,153
Accumulated other comprehensive loss	(333)	(526)

TOTAL SHAREHOLDERS’ EQUITY	27,052	24,635

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$424,885	$343,327

*	Derived from audited financial statements

Cape Fear Bank Corporation

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

			Quarterly 2006 2nd Qtr			Year to Date
(dollars in thousands except per share data)	2006 4th Qtr	2006 3rd Qtr		2006 1st Qtr	2005 4th Qtr	2006	2005
EARNINGS
Net interest income	$3,287	3,351	3,170	3,087	2,797	12,894	9,299
Provision for loan and lease losses	$220	436	391	293	388	1,340	1,499
NonInterest income	$248	267	337	240	292	1,093	1,048
NonInterest expense	$2,577	2,393	2,280	2,074	1,794	9,324	6,381
Net income	$588	558	522	604	637	2,272	1,682
*Basic earnings per share	$0.16	0.16	0.15	0.17	0.18	0.63	0.47
*Diluted earnings per share	$0.16	0.15	0.14	0.16	0.17	0.61	0.46
*Average shares outstanding	3,586,780	3,586,743	3,586,518	3,586,518	3,586,518	3,586,641	3,586,361
*Average diluted shares outstanding	3,718,317	3,725,888	3,712,586	3,680,149	3,678,552	3,709,236	3,671,619
*Actual common shares outstanding	3,586,780	3,586,780	3,586,518	3,586,518	3,586,518	3,586,780	3,586,518

PERFORMANCE RATIOS
Return on average assets	0.55%	0.55%	0.54%	0.66%	0.77%	0.57%	0.62%
Return on average common equity	8.77%	8.60%	8.30%	9.65%	10.34%	8.86%	6.96%
Net interest margin (fully tax-equivalent)	3.14%	3.33%	3.42%	3.49%	3.47%	3.34%	3.54%
Efficiency ratio	72.90%	66.14%	65.01%	62.34%	58.08%	66.66%	61.67%
Full-time equivalent employees	90	86	74	73	62	90	62

CAPITAL
Equity to assets	6.37%	6.21%	6.28%	6.53%	7.18%	6.37%	7.18%
Regulatory leverage ratio	8.52%	8.80%	9.14%	9.33%	10.69%	8.52%	10.69%
Tier 1 capital ratio	10.12%	10.24%	10.68%	11.23%	12.09%	10.12%	12.09%
Total risk-based capital ratio	11.80%	11.77%	12.23%	12.80%	13.29%	11.80%	13.29%
*Book value per share	$7.54	7.33	6.95	6.96	6.87	7.54	6.87

ASSET QUALITY
Gross loan charge-offs	$2	3	0	402	53	408	184
Net loan charge-offs (recoveries)	$(12)	(1)	(75)	401	42	314	95
Net loan charge-offs to average loans	-0.01%	0.00%	-0.10%	0.56%	0.06%	0.10%	0.04%
Allowance for loan losses	$4,536	4,305	3,868	3,402	3,510	4,536	3,510
Allowance for losses to total loans	1.36%	1.31%	1.23%	1.17%	1.26%	1.36%	1.26%
Nonperforming loans	$548	329	920	948	1,174	548	1,174
Other real estate and repossessed assets	$616	616	0	0	0	616	0
Nonperforming assets to total assets	0.27%	0.22%	0.23%	0.25%	0.34%	0.27%	0.34%

END OF PERIOD BALANCES
Loans	$334,409	329,163	315,113	290,524	278,386	334,409	278,386
Total earning assets (before allowance)	$408,176	410,667	386,167	371,661	334,053	408,176	334,053
Total assets	$424,885	423,151	397,321	381,777	343,327	424,885	343,327
Deposits	$353,617	360,846	329,248	322,634	284,134	353,617	284,134
Shareholders’ equity	$27,052	26,281	24,935	24,948	24,635	27,052	24,635

AVERAGE BALANCES
Loans	$330,799	325,044	302,759	285,654	261,652	311,226	217,604
Total earning assets (before allowance)	$414,855	398,712	371,984	358,991	320,139	386,323	262,669
Total assets	$425,089	407,156	383,697	368,403	329,152	396,272	271,258
Deposits	$365,293	343,788	318,983	308,702	269,824	334,373	226,823
Shareholders’ equity	$26,811	25,966	25,145	25,041	24,642	25,643	24,167

*	Restated for 5% stock dividend for shareholders of record 6/22/06, paid out effective 6/30/06